May 19, 2010

Mr. Mark F. McGettrick
Chief Financial Officer
Dominion Resources, Inc.

Re: Supplemental Retirement Agreement

Dear Mark:

On April 22, 2005, Dominion Resources, Inc. (the “Company”) entered into a Supplemental Retirement Agreement with you under which you will be treated as a Life Participant under the terms of the Company’s New Executive Supplemental Retirement Plan (“New ESRP”) when you attain age 60 while an officer of the Company.  Pursuant to your August 1, 1999 Employment Agreement you were granted five additional years of age and service credits upon your 50th birthday for purposes of determining pension and certain other retirement benefits.  These terms of your Employment Agreement were confirmed in a February 13, 2007 letter agreement. The purpose of this letter is to restate and clarify the April 22, 2005 Supplemental Retirement Agreement in light of your five additional years of age credits.  You and the Company agree that, effective as of the execution of this Agreement, your April 22, 2005 Supplemental Retirement Agreement is null and void.

Because of your valuable knowledge and experience, the Company wishes to enter into this supplemental retirement agreement (the “Agreement”) with you to ensure that your employment with the Company will continue and that your services will not be available to a competitor.  Subject to the terms and conditions set forth below, the Company agrees that if you remain in the Company’s employ and serve as an officer of the Company until November 14, 2012, upon your subsequent termination of employment for any reason other than for Cause (as such term is defined in your Employment Continuity Agreement), you will be treated as a Life Participant under the terms of the Company's New Executive Supplemental Retirement Plan (“New ESRP”).  The five years of additional age and service credited to you pursuant to the February 13, 2007 letter will be disregarded for purposes of determining your eligibility to become a Life Participant; you must remain continuously employed as an officer of the Company until November 14, 2012 to be treated as a Life Participant.  If you do not fulfill the terms and conditions of this Agreement, you will remain a Regular Participant under the terms of the New ESRP.

The New ESRP benefit payable under this Agreement will be calculated in accordance with the terms of New ESRP Section 3.1(b).  This benefit will be paid as a Lump Sum Equivalent, as such term is defined in the New ESRP.

In consideration for the Company’s promise under this Agreement, you agree that, effective on the date of this Agreement, during your employment and for two years following the termination of your employment for any reason, you will not, directly or indirectly, own, manage, operate, control, be employed by, or provide consulting services to, any other business that engages in activities in competition with the Company in any state (a) in which the Company is at the time carrying on business activities or (b) in which the Company is at the time actively negotiating to enter into business activities. Notwithstanding the foregoing, the Chief Executive Officer may determine, in his sole discretion, to permit specific employment and/or activities if he deems it will not be detrimental to the Company.

You further agree, effective on the date of this Agreement, that during your employment with the Company and for a period of two years following the termination of your employment for any reason, you will not solicit or attempt to solicit any employees or customers of the Company, or other persons or entities with or through whom the Company has done business, for the purpose of providing goods and services or engaging in activities in competition with the Company.  You specifically agree that, during the period of your employment and for two years following the termination of your employment for any reason, you will not (a) solicit, aid or encourage, directly or indirectly, any employees of the Company to leave the Company or work elsewhere or (b) solicit, aid or encourage, directly or indirectly, any of the Company’s customers to move their business from the Company or to place business elsewhere.

The Company’s contractual obligations under the New ESRP and this Agreement are unsecured obligations. Any payment made under this Agreement will be paid from the general assets of the Company when due. No promises under this Agreement will be secured by any specific assets of the Company, nor will any assets of the Company be designated as attributable or allocated to the satisfaction of any such promises. Except as modified by this Agreement, the New ESRP benefit will be subject to the terms of the New ESRP in effect at the time of payment.

If you agree with the terms and conditions set forth in this Agreement, please indicate your acceptance by signing and returning one copy to Marie Carter, Director-Executive Compensation. Please retain the other copy for your records.

This Agreement is effective as of May 19, 2010.

Sincerely,

/s/ Thomas F. Farrell II

Thomas F. Farrell II
Chairman, President & Chief Executive Officer
Dominion Resources, Inc.

ACCEPTED:

/s/ Mark F. McGettrick              May 19, 2010
Mark F. McGettrick                                                                         Date